Exhibit 10.5

STOCK OPTION AGREEMENT

         THIS STOCK OPTION AGREEMENT (the “Agreement”) entered into as of the 7th day of May, 1997, by and between Jerry Cline Ross, James David Campbell, Johnny Dean Enloe, Douglas Ned Sanders, Jack F. Brumlow, James Franklin Brewer, Gary Bernard Bradford (collectively, the “Optionees”, and each, individually, an “Optionee”) and SCANSOURCE, INC. (“ScanSource”).

Preliminary Statement

         ScanSource, through Catalyst Telecom, a division of ScanSource, and Optionees have entered into a joint venture pursuant to which Optionees will advise, consult, purchase, and recruit others to purchase, telephone equipment from Catalyst Telecom. As consideration for this arrangement, ScanSource has agreed to grant to Optionees over a two (2) year period the option to purchase up to a total of 75,000 shares of stock of ScanSource upon Optionees meeting certain financial and customer recruitment goals described hereinbelow.

Agreement

A.       DEFINITIONS:

         1.       “Customer Goals” means for each of Year 1 and Year 2, the recruitment of 25 new customers. A company or individual shall be considered a customer for purposes of this Agreement only once such company or individual has been approved as a Catalyst Telecom customer by ScanSource and Lucent Technologies Corporation. Optionees and companies which they control shall not be considered new customers.

         2.       “Financial Goals” means for Year 1, $750,000.00 in sales of equipment, and for Year 2, $1,000,000.00 in sales of equipment. Sales shall mean gross sales less returns of telephony equipment sold by ScanSource’s Catalyst Telecom Division to Optionees or customers recruited by Optionees.

         3.       “Stock” means up to 75,000 shares of common stock in ScanSource which the Optionees may receive as follows: 25,000 shares upon the execution of this Agreement, up to 25,000 shares for Year 1, and up to 25,000 shares for Year 2.

         4.       “Year 1” means the period beginning February 1, 1997 and ending December 31, 1997.

         5.       “Year 2” means the period beginning January 1, 1998 and ending December 31, 1998.

B.       OPTION TO PURCHASE

         1.       Grant of Option to Purchase. ScanSource hereby grants to the Optionees the right and option to purchase from ScanSource the Stock on the terms and conditions set forth hereinafter (the “Options”).

         Upon the execution of this Agreement and upon Optionees’ agreement to sell equipment and recruit customers for Catalyst Telecom, Optionees shall be entitled to purchase 25,000 shares of Stock at the purchase price set forth hereinbelow (the “Initial Grant”).

         Although a maximum of 25,000 Options for the purchase of one (1) share of Stock each shall be available to Optionees at the end of Year 1 and Year 2, the actual number of Options to be granted to Optionees at the end of Year 1 and Year 2 shall be based upon Optionees’ performance in meeting the Financial Goal and the Customer Goal for each year (the “Year 1 Grant” and “Year 2 Grant”, respectively). Twelve Thousand Five Hundred (12,500) Options shall be directly related to each stated Goal for each of Year 1 and Year 2. If the Optionees’ do not meet either the Financial Goal, the Customer Goal, or both, the number of Options to be granted to Optionees shall be reduced by a percentage equal to the percentage by which Optionees are short of each of such Goal. Provided, however, Optionees’ performance each Year must be greater than Seventy-five (75%) percent of both the Financial Goal and the Customer Goal to be eligible to receive any Options.

EXAMPLE:	If in Year 1, Optionees make sales of $600,000.00 of equipment and recruit 22 customers, they will be granted Options to purchase 80% of 12,500 shares of the Stock for the Financial Goal (10,000 Options) and be granted Options to purchase 88% of 12,500 shares of the Stock for the Customer Goal (11,000 Options), or a total of 21,000 Options.

EXAMPLE:	If in Year 1, Optionees make sales of $600,000.00 of equipment and recruit 15 customers, they will be not be granted any Options since Optionees did not exceed Seventy-five (75%) percent of one of the two Goals.

         2.       Allocation of Options Among Optionees. Optionees shall be responsible for determining the allocation of the Options granted pursuant to the Initial Grant, the Year 1 Grant, and the Year 2 Grant among themselves. Within Sixty (60) days of each of the Initial Grant, the Year 1 Grant, and the Year 2 Grant, Optionees shall provide to ScanSource a list signed by all Optionees indicating the number of shares each Optionee is entitled to purchase pursuant to the Options. If Optionees fail to provide instructions signed by all Optionees within such Sixty (60) day period, ScanSource shall allocate the Options granted among Optionees pro rata based on sales generated by Optionees as measured in such manner as ScanSource shall determine in its sole discretion. ScanSource may rely on such list in allowing the exercise of the Options by an Optionee, may allocate the Options as described above in the event Optionees fail to provide the list, and ScanSource shall be held harmless and indemnified jointly and severally by Optionees for any and all costs, expenses, or liabilities incurred by ScanSource because of such reliance or allocation.

         3.       Purchase Price. The purchase price for each share of the Stock purchased shall be as follows:

                   (a)         For shares issued pursuant to the Initial Grant, the purchase price shall be Thirteen and 50/100 Dollars ($13.50) per share, which is the closing price for shares of ScanSource quoted on the NASDAQ System on the day prior to the date hereof.

                  (b)         For shares issued pursuant to the Year 1 Grant, the purchase price per share shall be equal to the average closing price for shares of ScanSource as quoted on the NASDAQ System for the last five trading days of Year 1.

                  (c)         For shares issued pursuant to the Year 2 Grant, the purchase price per share shall be equal to the average closing price for shares of ScanSource as quoted on the NASDAQ System for the last five trading days of Year 2.

         4.       Termination Date. The Options and all rights hereunder with respect thereto, to the extent such rights shall not have been exercised, shall terminate and become null and void (i) on December 31, 2001, with respect to the Initial Grant; (ii) on December 31, 2002, with respect to the Year 1 Grant; and (iii) on December 31, 2003, with respect to the Year 2 Grant (each date hereinafter referred to as the “Termination Date” as to the respective grant).

         5.       Exercise and Closing. The Options shall be exercisable upon receipt of written notice from an Optionee addressed to ScanSource at the notice address set forth hereinbelow. Closings of the purchases of the shares of the Stock as to which the Options may be exercised shall take place in a place or places agreed upon by the parties on or before thirty (30) days following receipt by ScanSource of the written notice of intent to exercise the Options, or at a time thereafter as agreed to by the parties, but in no event later than the respective Termination Date. The applicable purchase price for the Option multiplied by the number of shares as to which the Option is exercised shall be paid in full to ScanSource at the time of each closing in cash or equivalent funds (including check, bank draft, or money order payable to the order of ScanSource), or in a manner as otherwise agreed upon by the parties.

         On the exercise date or as soon thereafter as is practicable, ScanSource shall cause to be delivered to the Optionee a certificate or certificates for the Option shares then being purchased (out of theretofore unissued Stock or reacquired Stock, as ScanSource may elect) upon full payment for such Option shares. The Optionee shall upon each exercise of a part or all of the Option granted represent and warrant that his purchase of stock pursuant to such Option is for investment only, and not with a view to distribution involving a public offering. The obligation of ScanSource to deliver Stock shall, however, be subject to the condition that if at any time the Board shall determine in its discretion that the listing, registration or qualification of the Option or the Option shares upon any securities exchange or under any state or federal law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the Option or the issuance or purchase of Stock thereunder, the Option may not be exercised in whole or in part unless such listing, registration, qualification, consent or approval shall have been effected or obtained free of any conditions not acceptable to the Board.

         If the Optionee fails to pay for any of the Option shares specified in such notice or fails to accept delivery thereof, the Optionee’s right to purchase such Option shares may be terminated by ScanSource. The date specified in the Optionee’s notice as the date of exercise shall be deemed the date of exercise of the Option, provided that payment in full for the Option shares to be purchased upon such exercise shall have been received by such date.

         6.       Changes in Optionees. In the event any Optionee terminates his or its relationship with Catalyst Telecom, this Agreement shall be terminated with respect to the terminated Optionee and such Optionee shall forfeit all interests in Options not yet granted pursuant to this Agreement. ScanSource may, in its sole discretion, replace the terminating Optionee by substituting one new Optionee for each terminated Optionee; but in no event shall the total number of Optionees existing at any one time exceed the original number of Optionees set forth herein.

         If, following the date of this Agreement, there is any change in ownership in a company or companies with which an Optionee is associated or there is a sale of substantially all of such a company’s telephony related assets, ScanSource shall have, in its sole discretion, the option to (i) terminate this Agreement with respect to such Optionee; (ii) terminate this Agreement with respect to such Optionee and substitute a new Optionee for such Optionee; or (iii) make no change with respect to such Optionee. If this Agreement is terminated with respect to an Optionee, such Optionee shall forfeit all interests in Options not yet granted pursuant to this Agreement, but shall have the right to exercise Options already granted pursuant to the terms of this Agreement.

C.       MISCELLANEOUS

         1.       Transferability. The Options are not transferable or assignable, in whole or in part, by an Optionee without the written consent of ScanSource and all other Optionees. In the event of the death of an Optionee, the Options may be exercised by the Optionee’s legal representative(s), but only to the extent that the Options would otherwise have been exercisable by the Optionee.

         2.       Stock Restrictions. Optionees understand that at the time of the execution of this Option Agreement, the shares of the Stock issuable upon exercise of the Options have not been registered under the Securities Act of 1933, as amended (the “Act”), or under any state securities law, and that ScanSource currently does not intend to effect any such registration. Optionees agree that the shares of the Stock which they may acquire by exercising the Options shall be purchased by Optionees for investment without a view to distribution within the meaning of the Act, and shall not be sold, transferred, assigned, pledged, or hypothecated unless such transfer has been registered under the Act and applicable state securities laws, or the transfer duly qualifies for an applicable exemption from the registration requirements of the Act and any applicable state securities laws. In any event, Optionees agree that the shares of the Stock which each may acquire by exercising the Options shall not be sold or otherwise disposed of in any manner which would constitute a violation of any applicable securities laws, whether federal or state.

         In addition, Optionees agree that (i) the certificates representing the shares of the Stock purchased under the Options may bear such restrictive legend or legends as ScanSource’s legal counsel deems appropriate in order to assure compliance with applicable securities laws, (ii) ScanSource may refuse to register the transfer of the shares of the Stock purchased under the Options on its stock transfer records if such proposed transfer would, in the opinion of counsel, constitute a violation of any applicable securities laws, and (iii) ScanSource may give related instructions to its transfer agent to stop registration of the transfer of the shares of Stock purchased under the Option.

         3.       Adjustment of and Changes in Stock of ScanSource. In the event of a reorganization, recapitalization, change of shares, stock split, spin-off, stock dividend, reclassification, subdivision, consolidation or combination of shares, merger, consolidation, rights offering, or any other change in the corporate structure or shares of capital stock of ScanSource, the Board may make such adjustment as it deems appropriate in the number and kind of shares of Stock subject to the Options or in the option price; provided, however, that no such adjustment shall increase or decrease any benefits under the Options.

         4.       No Rights of Stockholders. Neither the Optionees nor any personal representative shall be, or shall have any of the rights and privileges of, a stockholder of ScanSource with respect to any shares of Stock purchasable or issuable upon the exercise of the Options, in whole or in part, prior to the date of exercise of the Option.

         5.       Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of South Carolina. The parties agree that exclusive jurisdiction and venue, subject to proper service of process, shall be in the state or federal courts for Greenville County, South Carolina, for any disputes arising under this Agreement.

[Signatures on Next Page]

         IN WITNESS WHEREOF, Optionees and ScanSource have caused this Stock Option Agreement to be duly executed as of the day and year first above written.

/s/ JERRY CLINE ROSS

Jerry Cline Ross NOTICE ADDRESS:

/s/ JAMES DAVID CAMPBELL

James David Campbell NOTICE ADDRESS:

/s/ JOHNNY DEAN ENLOE

Johnny Dean Enloe NOTICE ADDRESS:

/s/ DOUGLAS NED SANDERS

Douglas Ned Sanders NOTICE ADDRESS:

/s/ JACK F. BRUMLOW

Jack F. Brumlow NOTICE ADDRESS:

/s/ JAMES FRANKLIN BREWER

James Franklin Brewer NOTICE ADDRESS:

/s/ GARY BERNARD BRADFORD

Gary Bernard Bradford NOTICE ADDRESS:

SCANSOURCE, INC.
/s/ STEVEN H. OWINGS

BY: Steven H. Owings ITS: CEO NOTICE ADDRESS: 6 Logue Ct., Suite G Greenville, SC 29615